                                                            Exhibit 10.36

Southwest Iowa Renewable Energy LLC
Farmers Fueling Our Future

                                                          2101 South 42nd Avenue
                                                   Council Bluffs, IA 51501-8409
                                                             Phone: 712-366-0392
                                                               Fax: 712-366-0394
                                                     Email: SIRE@SIREethanol.com

                                                          January 31, 2007

Mr. Mark Drake
5845 Stags Leap Lane
Marion, IA 52302

Dear Mark,

On behalf of Southwest Iowa  Renewable  Energy,  LLC (SIRE),  I am very happy to confirm  the  details of your  employment  as General  Manager  based in Council
Bluffs, Iowa. We are looking forward to having you in our team leading this very
important   area  of  the   Company  and  helping  us  further  our  growth  and
profitability.  I know SIRE offers the  environment  and challenges that you are seeking and I am sure you will enjoy our group.

This letter  summarizes the basic  employment terms and conditions of our offer.
These are:

1.   Starting Date: January 3, 2007.

2.   Base  Salary:  Your  salary  will be  $150,000.00  per annum  payable in 24 installments per year. Your salary will be reviewed,  to consider  relevant market  rates and  practices  during our annual  salary  review  process in
     January 2008 and annually thereafter.

3.   Annual Incentive Program:  Beginning in year 2008, you will be eligible for consideration  for an award under the Company's Annual  Incentive  Program.
     Each year thereafter, while you remain employed by the Company, you will be eligible for  consideration  for additional  awards under this program.  As
     General  Manager of the Company,  the "target" of your annual  incentive is
     25% of your annual salary with a maximum  upward  potential of 2 times this amount.  Note that the actual annual award will be determined based on your individual  contribution  during  each  performance  year as well as on the results  achieved  against  select  metrics  of our annual  business  plan.
     Bonuses, if due, are typically paid in the first part of the year following the approval of financial  results for the performance  year and contingent upon the  participant's  continued  employment with the Company at the time they are to be paid.

4.   Long Term Incentive  Program:  You will also be eligible for  consideration for awards under the  Company's  long term  incentive  program.  As General
     Manager of the Company,  the "target" of your long term incentive is 15% of your base salary.  This award will be determined  based on your  individual contribution and financial  results as determined by financial  targets and key productivity indicators over a three year period.

Note that target amounts as well as the metrics, pay-out formulas and conditions of both the Annual Incentive Program as well as those of the Long-Term Incentive
Program,  may be  periodically  revised or altered by SIRE management to reflect changing  environmental or business conditions.  Should changes occur, they will have no retroactive impact and you will receive appropriate notice.

Based on the above conditions, your overall annual cash compensation,  exclusive of  standard  benefits,  has an annual  upside  potential  in excess of $210,000 beginning  in 2010  depending  on the  board's  assessment  of  your  individual
contribution  and  on  the  results  achieved  by  the  overall  Company.   This
compensation opportunity considers the degree of competitiveness that we want to attain, reflecting also out' assessment of your expected future performance.

5.   Relocation Allowance: While we consider this package to be appropriate,  we also  realize the impact that your move from Marion to Council  Bluffs will have in  several  aspects  of your  life,  especially  until  you are fully established  in your new residence.  For this reason,  you will be eligible for a one-time relocation allowance of $30,000, less applicable taxes. This amount is intended to defray  various  costs  associated  with the move and setting up a new home at the new location.

6.   Company  Vehicle:  As General Manager for SIRE, you will be provided with a company  vehicle.  The vehicle provided will be a mutually agreed upon make and model.  All mileage,  both  business and personal  must be recorded and reported at year end for appropriate tax calculations.

7.   Severance Protection:  Our offer also includes a severance  protection.  In essence,  if after you join  SIRE  your  employment  is  terminated  by the
     Company under  circumstances  that would  typically  call for severance pay benefits  (i.e.  change in control  of the  business),  you will  receive a payment  equivalent  to 6 months of your then  prevailing  base salary plus target  bonus.  This payment  would  require the release of any  employment related claims and covenants in form and substance satisfactory to both you and SIRE.

8.   Vacation:  You are eligible for three weeks of vacation per year.  Vacation not taken may not be carried over to a subsequent year.

9.   Holidays: The following holidays are currently recognized by the Company:
                           New Years Day
                           Labor Day
                           Presidents Day
                           Good Friday
                           Independence Day
                           Memorial Day
                           Thanksgiving Day
                           Day after Thanksgiving
                           Christmas Day

1/31/07                                                                 Page 3

Congratulations  again on your assignment as General Manager for SIRE in Council
Bluffs.  If this letter  expresses your  understanding  of our  agreement,  your signature  below will  indicate your  acceptance  of the terms  herein.  I would appreciate  it if you would  return a signed copy to me by February 5, 2007.  If you have any questions do not hesitate to call me.

                                   Sincerely,

                                   /s/ Karol King

                                   Karol King
                                   Chairman of the Board

/s/ Mark Drake                                                1/31/07
----------------------------                            -----------------------
Mark Drake                                                    Date